DATE: 3/9/2022  ORDER NUMBER: 363366

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Your auction purchases have been itemized below:

TOMB OF DRACULA #10, CGC 9.8 NM/MT      $35000

SUPERMAN #6, CGC 8.5 VF+      $20350

Available SubTotal = $55350

Buyer premium (3%) = $1,660.50 (discounted if paid by 03-16-2022)

Shipping & Handling = $184

Sales tax = $0 ($0 if paid by 03-16-2022)

Payment Method = Check

Total = $57194.5 ($55,534.00 if paid by 03-16-2022)

Please print out this page and send it with the total payment to ComicLink at the following address:

COMICLINK

24959 Network Place

Chicago, IL 60673-1249

Shipping address:                Billing address:

RSE Archive LLCBryan Herbert

       71 Southgate BLVD250 Lafayette St.

New Castle, DE 19720New York, NY 10012 United StatesUnited States

Please allow two weeks from the date that your payment clears for an order to ship before inquiring about shipping status.

Thank you for being a valued ComicLink customer!

Sincerely,

The ComicLink Team https://www.comiclink.com Email - buysell@comiclink.com

Phone - 617/517-0062

If interested in selling anything via auction, feel free to email us your list, or phone us. We are always accepting consignments and offering up front cash advances. If interested in selling on the Exchange, click the SELL tab at the top of the web site. More vintage comic books are listed every day on the Exchange and at Auction, including many CGC Graded Comic Books. For first shot at the best deals, check the new Exchange listings daily at https://www.comiclink.com/./forsale.asp